Exhibit No. EX-99-h.3.q.1

DFA INVESTMENT DIMENSIONS GROUP INC.

U.S. 4-10 Value Portfolio

ADMINISTRATION AGREEMENT

ADDENDUM NUMBER ONE

THIS ADDENDUM made this 27th day of March, 2001, by and between DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation (the “Fund”), on behalf of the:

“U.S. 4-10 Value Portfolio,”

(the “Portfolio”), a separate series of the Fund, and DIMENSIONAL FUND ADVISORS INC., a Delaware corporation (the “Administrator”).

WHEREAS, the Fund and the Administrator have previously entered into an Administration Agreement, dated November 3, 1997 (the “Administration Agreement”), pursuant to which the Administrator has agreed to provide the services, assistance and facilities of an administrator, and to perform various administrative and other services for the Portfolio; and

WHEREAS, the Administrator has been informed by the Fund that the Portfolio desires to change its name;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is hereby agreed as follows:

1. The name of the Portfolio shall be changed from “U.S. 4-10 Value Portfolio” to “U.S. Small XM Value Portfolio,” and all references in the Administration Agreement to “U.S. 4-10 Value Portfolio” shall be changed to “U.S. Small XM Value Portfolio.”

2. The effective date of this Addendum shall be April 1, 2001.

3. The parties hereby further agree that no other provisions of the Administration Agreement are in any way modified by this Addendum, and that all other provisions of the Administration Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereby have caused this Addendum to be executed this 27th day of March, 2001.

DFA INVESTMENT DIMENSIONS GROUP INC.		DIMENSIONAL FUND ADVISORS INC.

By:	/s/ Michael T. Scardina	By:	/s/ Catherine L. Newell

	Michael T. Scardina Vice President, Chief Financial Officer and Treasurer		Catherine L. Newell Vice President and Secretary